Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Aetna 401(k) Plan:

We consent to the incorporation by reference in the registration statement (No. 333‑124619) on Form S-8 of Aetna Inc. of our report dated June 27, 2013, with respect to the Statements of Net Assets Available for Benefits of Aetna 401(k) Plan as of December 31, 2012 and 2011, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2012, and the supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2012, which report appears in the Annual Report on Form 11-K of Aetna 401(k) Plan for the fiscal year ended December 31, 2012.

/s/ KPMG LLP

Hartford, Connecticut
June 27, 2013